GPIM AFFILIATED UNDERWRITER TRANSACTION FORM

Completed Affiliated Underwriter Transaction Forms should be submitted by the applicable GPIM invest team to the GPIM Compliance Conflicts team at GPIMComplianceNewTransactionReporting@guggenheimpartners.com for review and/or revision. The GPIM investment team should also submit the launch Bloomberg for the offering and preliminary prospectus or other offering document on initial submission of the Affiliated Underwriter Transaction Form.

Once finalized, the Affiliated Underwriter Transaction Form must be (x) signed by a representative of the investment team, and (y) disseminated:

o	to GIIntermediaryCompliance@guggenheimpartners.com, if it is proposed that any account registered under the Investment Company Act of 1940, as amended (“RIC Accounts”) will receive an allocation,

o	to GPIMComplianceNewTransactionReporting@guggenheimpartners.com, with respect to proposed allocation to any other GPIM-managed account that is not a RIC Account, other than accounts subject to ERISA (collectively, “Non-RIC Accounts” and together with RIC Accounts, the “Accounts”); and

o	to GIInstitutionalTradeandGuidelineCompliance@guggenheimpartners.com for guidelines review.

Please note that GPIM-managed ERISA accounts are not permitted to participate in Affiliated Underwriter Transactions, absent express written approval by GPIM Compliance.

For questions regarding the completion of the form, please contact the GPIM Compliance conflicts team at GPIMComplianceNewTransactionReporting@guggenheimpartners.com.

1.	Name of Issuer:
Albertson’s companies
2.	Security Description:[1]
Senior Notes 03/15/2025
3.	Underwriter from whom purchased or will purchase:
Bank of America Merrill Lynch
4.	“Affiliated Underwriter” managing or participating in underwriting syndicate:
Guggenheim Securities[2]
5.	Proposed aggregate principal amount of purchase by all Accounts advised by the Adviser:[3]

[1]	Title/textual description of securities, or the various classes of securities, is sufficient. Should include ticker, Cusip/ISIN/Sedol, coupon, etc. if known.

[2]	If other than Guggenheim Securities, please revise to reflect other proposed Affiliated Underwriter

[3]	Prior to the receipt of allocation by the lead underwriter/bookrunner, this amount would reflect the aggregate size of the order submitted to the lead underwriter/bookrunner for all Accounts. Once GPIM receives a final allocation in the transaction, from the lead underwriter/bookrunner, this amount should be revised to reflect that received final allocation.

$20,000,000 (at 5,75%)
6.	Aggregate principal amount of offering:		$750MM – could be upsized
7.	Purchase price (net of fees and expenses):		TBD, expect 100
8.	Offering price at close of first day on which any sales were made:[4]		TBD
9.	Date (or proposed date) of purchase:[5]		08/04/16
10	Date offering commenced (launch date):		08/04/16
11.	Have the following conditions been satisfied?
	a.	The securities are:
		(1) part of an issue registered under the Securities Act of 1933 which is being offered to the public;	Yes: [ ]	No: [ ]
		(2) Eligible Municipal Securities;[a]	Yes: [ ]	No: [ ]
		(3) sold in an Eligible Foreign Offering;[b]	Yes: [ ]	No: [ ]
		(4) sold in an Eligible Rule 144A Offering;[c] OR	Yes: [X]	No: [ ]
		(5) another type of security approved in writing by GPIM Compliance prior to purchase?	Yes: [X]	No: [ ]
	b.	(1) The securities were or will be to be purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer);[6] OR	Yes: [X]	No: [ ]
		(2) If the securities to be purchased were offered for subscription upon exercise of rights, such securities were or will be purchased on or before the fourth day preceding the day on which the rights offering terminates?	Yes: [ ]	No: [ ]
	c.	Does the commission, spread or profit appear to be unreasonable or unfair, based on your knowledge and experience, including based on your knowledge of what is being received by others for underwriting similar securities during the same period?	Yes: [X]	No: [ ]
Please provide a brief explanation as to the conclusion in (d) above:

[4]	If prior to pricing date, reflect latest price guidance and indicate final pricing will be determined on pricing date.

[5]	If pricing date has not been set, indicate expected approximate date of pricing (may also note that the definitive pricing date remains TBD)

[6]	Please check “yes” to Question 11.b(1) if (a) Accounts will be purchasing on the trade date at the public offering price, and (b) GPIM is not factually aware of other potential purchasers purchasing at other or negotiated prices. GPIM Compliance will confirm with Guggenheim Securities Legal or Compliance and/or the Control Room whether any concurrent private placement (Regulation D, 4a(2)) or Regulation S offering of the securities is being made, and if so whether the price in that private placement or Regulation S offering differs from the public offering price of the transaction in which the Accounts are proposing to participate. If GPIM Compliance determines and informs GPIM investment personnel that a concurrent private placement or Regulation S offering of the securities is being made at a different proposed offering price, Question 11.b(1) should be checked “no”.

d.	The issuer of the securities, except for Eligible Municipal Securities, and its predecessors have been in continuous operation for not less than three years? [7]	Yes: [X]	No: [ ]
e.	(1) The amount of securities of any class (other than those sold in an Eligible Rule 144A Offering, see below), to be purchased by all Accounts did not or will not exceed 25% of the principal amount of that class; OR	Yes: [ ]	No: [ ]
(2) If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities of any class to be purchased by all Accounts did not or will not exceed 25% of the total of:
(i) The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus
	(ii) The principal amount of the offering of such class in any concurrent public offering? OR	Yes: [X]	No: [ ]
(3) If you answered no to Question 12(f)(1) or 12(f)(2), as applicable, please indicate the aggregate percent of each class in the offering that will be purchased by Accounts here: ______________________ and please indicate if:
	(i) ONLY Non-RIC Accounts will be purchasing securities in the offering,	Yes: [ ]	No: [ ]
	(ii) Written confirmation from the lead manager or the Affiliated Underwriter has been received that the Affiliated Underwriting Transaction would be fully subscribed without the purchases by the Non-RIC Accounts of more than 25% of any class of the offering, and	Yes: [ ]	No: [ ]
	(iii) You have received written consent from GPIM Compliance.	Yes: [ ]	No: [ ]
f.	With respect to the purchase of Eligible Municipal Securities, such purchase was not designated as a group sale or otherwise allocated to the account of an Affiliated Underwriter	Yes: [ ]	No: [ ]

[7]	This requirement applies only to potential investments in the offering by RIC Accounts, not Non-RIC Accounts.

To the extent that the issuer’s operating history is not clear, investment professionals should discuss with Legal and/or Compliance personnel, as determining this this may involve complicated facts and circumstances assessments, particularly for subsidiaries not backed by a parent guarantees (including financing subsidiaries and ABS SPEs). By way of general guidance, (a) if the issuer or a 100% guarantor (for fixed income securities) has at least three years of operating history it will meet the requirements of this item; (b) if there was a merger or acquisition and the issuer in question succeeded to all or substantially all of the business of the predecessor, the predecessor’s operating history generally can be used for this determination; (c) newly formed SPACs and acquisition SPEs likely will not meet this requirement.

Based on the foregoing information, the undersigned hereby certifies that the foregoing information is accurate to the best of his/her knowledge and belief after due inquiry:

Name:
Title:
Date:

FOR COMPLETION BY GPIM COMPLIANCE:
Underwriting commission, spread or profit:	On file with GPIM Compliance; disclosed to Corporate Credit investment team for purposes of answer in Item 11c
Is the underwriting a firm commitment underwriting? [8]	Yes: [X]	No: [ ]

Does the transaction involve a fee or any compensation received or to be received by Guggenheim Corporate Funding (“GCF”) or any other affiliated Guggenheim entity, other than Guggenheim Securities?

If Yes, please note, the contemplated transaction cannot be allocated to RIC Accounts, and may not be allocated to Non-RIC Accounts without prior written consent or adoption of other appropriate conflict mitigation, as determined by GPIM Compliance).

	Yes: [ ]	No: [X]
Is any concurrent private placement (Regulation D, 4a(2)) or Regulation S offering of the securities being made?	Yes: [ ]	No: [X]
If “yes”, will or may the offering price in that concurrent offering differ from the offering price in the transaction in which Accounts are proposing to participate?	Yes: [ ]	No: [ ]
Has the Guggenheim Control Room, Guggenheim Securities Legal or Guggenheim Securities Compliance confirmed that:
Guggenheim Securities is receiving the same underwriting commission (on a pro rata basis) as similarly situated members of the underwriting syndicate.	Yes: [X]	No: [ ]
Guggenheim Securities is not part of a selling group with respect to the offering, is receiving a selling concession solely to the extent is comprises a portion of its pro rata share of the underwriting commission payable to all syndicate members, and is not receiving compensation (including additional compensation) based on or referenced to the participation of GPIM-managed accounts	Yes: [X]	No: [ ]
Guggenheim Securities is not receiving is not receiving any other underwriting compensation other than as described above.	Yes: [X]	No: [ ]

[a]	Eligible Municipal Securities means “municipal securities,” as defined in Section 3(a)(29) of the 1934 Act, that have received an investment grade rating from at least one NRSRO (as defined in Rule 2a-7(a)(14) under the Investment Company Act); provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities shall have received one of the three highest ratings from an NRSRO.

[b]	Eligible Foreign Offering means a public offering of securities, conducted under the laws of a country other than the United States, that meets the following conditions:

[8]	This requirement applies only to potential investments in the offering by RIC Accounts, not Non-RIC Accounts.

(I)	The offering is subject to regulation by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the Investment Company Act, in such country;

(II)	The securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);

(III)	Financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, are made available to the public and prospective purchasers in connection with the offering; and

(IV)	If the issuer is any issuer other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country, it meets the following conditions:

(x)	It has a class of securities registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or is required to file reports pursuant to Section 15(d) of the 1934 Act; and

(y)	It has filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the 1934 Act for a period of at least twelve months immediately preceding the sale of securities made in reliance upon these procedures (or for such shorter period that the issuer was required to file such material).

[c]	Eligible Rule 144A Offering means an offering of securities that meets the following conditions:

(I)	The securities are offered or sold in transactions exempt from registration under Section 4(a)(2) of the 1933 Act, Rules 144A thereunder, or Rules 501-508 thereunder;

(II)	The securities are sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144a(a)(1) under the 1933 Act; and

(III)	The seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A under the 1933 Act.